Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Vanguard Natural Resources, LLC (the “Company”) on Form S-8 (No. 33-152448) of our report dated March 10, 2009, except for Note 13, as to which the date is June 10, 2009, related to the consolidated balance sheet of the Company as of December 31, 2008 and the related consolidated statements of operations, comprehensive income (loss), members’ equity and cash flows for the year then ended, which appears in this current report on Form 8-K, and our report dated March 10, 2009 on the effectiveness of internal control over financial reporting of the Company, which appears in the Company’s annual report on Form 10-K for the year ended December 31, 2008.

/s/ BDO Seidman, LLP

Houston, Texas
June 10, 2009